Exhibit 24


POWER OF ATTORNEY


	The undersigned hereby authorizes and designates each of Molly R. Benson, Peter
I. Kern and Shane T. Pfleiderer (the "Attorneys") as his/her fully authorized attorney for the purpose of signing and filing on behalf of the undersigned all forms which are permitted or required to be filed pursuant to Section 16 of the
Securities Exchange Act of 1934, as amended (the "Forms") concerning the undersigned's interest in securities of Marathon Petroleum Corporation ("MPC")
and/or the undersigned's status with respect to MPC.  This Power of Attorney authorizes each of the Attorneys to sign and file the Forms on behalf of the undersigned from the date hereof until the undersigned ceases to be subject to
Section 16 of the Securities Exchange Act of 1934 by virtue of having been an officer of MPC.


_/s/__________________________

Thomas M. Kelley
Dated:  May 13, 2011